Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Reports Fourth Quarter and

Full Year 2013 Financial Results

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Fourth quarter yields net income and positive cash flow on a net debt basis

•

Acquisition significantly increased revenue; integration is on schedule

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Net pension liability decreased nearly $60 million during 2013

DAYTON, Ohio (February 21, 2014) – Standard Register (NYSE: SR) today announced its financial results for the fourth quarter and full year 2013.

For the fourth quarter of 2013, the Company reported revenue of $242.0 million and net income of $9.1 million or $1.14 per diluted share compared to revenue of $143.6 million and a net loss of $35.3 million or $6.03 per diluted share for the fourth quarter of 2012. Net income in the fourth quarter of 2013 includes a one-time $5.6 million benefit from a change in vacation policy and a $6.0 million tax benefit. The fourth quarter last year included a $40.8 million negative mark-to-market adjustment to pension expense.

For the full year 2013, the Company reported revenue of $719.8 million and a net loss of $7.4 million or $1.16 per diluted share. The results compare to full year 2012 revenue of $602.0 million and a net loss of $28.5 million or $4.88 per diluted share.

Adjusted EBITDA, which excludes certain items as detailed in the attached reconciliation, was $25.5 million compared to $13.0 million for the fourth quarter of 2012. Adjusted EBITDA for the full year 2013 was $55.1 million compared to $46.8 million for the full year 2012. Increases for both the fourth quarter and full year 2013 were due in large part to the acquisition of WorkflowOne.

“During 2013 we made good progress toward long-term growth of the business,” said Joseph P. Morgan, Jr., president and chief executive officer. “We broadened our customer base, portfolio of solutions and opportunity for cross-selling with the largest acquisition the Company has made in recent history, and we are integrating at a rapid pace.  The WorkflowOne acquisition along with our continued investment in our growth solutions has positioned the Company to leverage its expertise in communications workflow and specific experience in key market segments to provide our customers with complete solutions that utilize multiple channels for their critical communications.”

Fourth Quarter Results

Total revenue was $242.0 million, an increase of 69 percent from the fourth quarter of 2012. The fourth quarter 2013 results include revenue from WorkflowOne.

Gross margin as a percentage of revenue was flat at 30 percent for both the 2013 and 2012 fourth quarters. As a result of the Company’s continuing focus on expense management, selling, general and administrative (SG&A) expenses were $58.5 million compared to $77.1 million for the fourth quarter of 2012. Excluding a $40.8 million negative mark-to-market adjustment to pension expense in 2012, SG&A as a percentage of revenue decreased to 24.2 percent from 25.3 percent in the prior year.

The Company incurred $1.2 million of additional expense in the fourth quarter of 2013 for executing the acquisition and $1.6 million of integration costs. Restructuring expenses were $2.6 million in the quarter.

Cash flow on a net debt basis returned to positive in the fourth quarter at $0.2 million compared to $7.8 million negative in the third quarter of 2013.

Standard Register operates two business units: Healthcare and Business Solutions.

Healthcare revenue was $69.5 million, an increase of 32 percent over revenue of $52.5 million in the fourth quarter of 2012. The WorkflowOne acquisition contributed positively to the increase in revenue. Technology-enabled healthcare solutions, including SMARTworks® Clinical Enterprise and iMedConsent applications, drove sales to new and existing customers. Volumes in clinical documents continued to decline but at a slower pace as electronic health records (EHR) are adopted throughout the healthcare environment. Operating profit was $7.1 million compared to $4.1 million in the prior year fourth quarter.

Business Solutions revenue was $172.5 million, an increase of 89 percent over revenue of $91.0 million in the fourth quarter of last year. The acquisition of WorkflowOne has enhanced our market insight, advanced our portfolio across all solutions and added to our capabilities across the most critical communications of our customers. Operating profit was $8.0 million compared to $2.4 million in the prior year fourth quarter. As previously reported, revenue from a large financial services customer declined in 2013; falling $2.4 million during the quarter and $19.2 for the year.

Full Year Results

Total revenue for 2013 was $719.8 million, an increase of 20 percent over 2012 revenue. The full year 2013 results include WorkflowOne revenue from August 1, 2013, the date of the acquisition, through year-end.

Consolidated gross margin as a percent of revenue was 29 percent for 2013 compared to 30 percent for 2012. Gross margin was negatively affected $1.8 million by fair value accounting treatment required for finished goods acquired in the acquisition and was further affected by the ramp-up of the new digital print and distribution Center of Excellence in Jeffersonville, Indiana. SG&A expenses were $182.9 million compared to $200.4 million in 2012, which included a $40.8 million negative mark-to-market pension adjustment.

The Company incurred $9.0 million of expense for executing the acquisition in 2013 and an additional $1.8 million of integration costs. Restructuring expenses were $14.4 million in 2013 compared to $4.3 million in the prior year. The increase is primarily related to the Company’s strategic plan adopted in connection with the acquisition.

Cash flow on a net debt basis was negative by $6.4 million for 2013 compared to a positive $8.2 million for 2012. Excluding $10.4 million of cash payments directly associated with executing the acquisition, cash flow would have been positive by $4.0 million.

Healthcare revenue increased 7 percent to $230.1 million from $215.9 million in 2012. Operating profit for 2013 increased 2 percent to $13.0 million from $12.7 million for the prior year.

Business Solutions revenue increased 27 percent to $489.7 million from $386.1 million for 2012. Operating profit for 2013 increased 28 percent to $10.4 million from $8.1 million for the prior year.

Capital expenditures were $12.2 million compared to $6.0 million in 2012. The Company continues to invest in its growth solutions. During 2013, investments were made in infrastructure at its new digital print and distribution Center of Excellence, digital inkjet color technology and digital label manufacturing technology, all of which have improved the capabilities of the Company.

In 2013, the Company announced that it changed its method of accounting for its pension plans to recognize actuarial gains and losses in excess of a recognition corridor in the income statement in the year incurred rather than amortizing them over time. The change had no impact on benefits to participants, the Company’s pension liability or pension funding obligations, but total pension expense in 2013 would have been $24.3 million higher under the previous method.

Standard Register contributed $24.7 million to the Company’s qualified pension plan in 2013 and plans to contribute $39.1 million in 2014. The net pension liability decreased during 2013 by nearly $60 million to $192.8 million as a result of contributions and rising long-term interest rates. An actuarial pre-tax gain of $33.2 million was recorded in accumulated other comprehensive losses as it was within the recognition corridor.

WorkflowOne Integration Update

The Company has made significant progress in its integration of WorkflowOne operations and sales. Headquarters consolidation is nearly complete, four printing facilities have been closed or are scheduled to close in 2014, the combined sales organizations are fully operational and the Company has completed its plan for the previously announced $40 million in annual savings following the completion of the integration expected in 2015.

2013 Highlights

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On August 1, 2013, Standard Register acquired WorkflowOne in a transaction valued at $216.5 million. The acquisition provided greater financial stability and flexibility, extended product lines, expanded the customer base and brought additional talent into the Company.

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In conjunction with the acquisition, the Company completed an expansion and renewal of its credit facility, entering into a five-year $125 million senior-secured asset-based credit facility that provides additional liquidity and the ability to capitalize on growth opportunities.

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The Company regained full compliance with New York Stock Exchange listing standards.

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A 335,000 square foot digital print and distribution Center of Excellence opened in Jeffersonville, Indiana, in close proximity to United Parcel Service’s (UPS) Worldport, optimizing the Company’s operations and providing enhanced delivery options for marketing communications solutions.

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The Company invested in state-of-the-art digital presses with high-volume ink jet technology that provide a broader and more customized range of color printing options for customer communications solutions.

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Furthering its partnership with salesforce.com, the Company launched SMARTworks® Connect, allowing mutual customers to connect their sales channels to marketing content, and was recognized for its innovative use of salesforce.com to build customer profiles.

Conference Call

Standard Register’s president and chief executive officer Joseph P. Morgan, Jr., and chief financial officer Robert Ginnan will host a conference call at 10:00 a.m. EDT on Friday, February 21, 2014, to review the fourth quarter results. The call can be accessed via an audio webcast accessible at http://www.standardregister.com.

About Standard Register

Standard Register (NYSE:SR), is trusted by the world’s leading companies to advance their reputations and add value to their operations by aligning communications with corporate brand standards. Standard Register’s business is Connectication: leveraging traditional printing and technology-enhanced communications solutions to amplify the effectiveness of connected communications. Providing market-specific insights and a compelling portfolio of workflow, content and analytics solutions to address the changing business landscape in healthcare, financial services, manufacturing, transportation and retail markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our ability to successfully integrate the acquired assets or achieve the expected synergies of the WorkflowOne acquisition, access to capital for expanding in our solutions, the pace at which digital technologies and electronic health records (EHR) adoption erode the demand for certain products and services, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

Non-GAAP Measures Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures of operating performance, including Adjusted EBITDA and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management uses Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization and excludes pension benefit cost, restructuring and impairment charges, acquisition and integration expense and certain acquisition fair value and other miscellaneous adjustments, to evaluate the Company’s results. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision-making. Internally, management and our Board of Directors use this non-GAAP measure to evaluate our business performance. The Company’s debt covenants are also based on the Adjusted EBITDA calculation.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $125 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash equivalents).

The table below provides a reconciliation of these non-GAAP measures to their most comparable measure calculated in accordance with GAAP.

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THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
		(In thousands, except per share amounts)
		(Unaudited)
Fourth Quarter			Y-T-D
13 Weeks Ended	13 Weeks Ended		52 Weeks Ended	52 Weeks Ended
Dec 29, 2013	Dec 30, 2012		Dec 29, 2013	Dec 30, 2012

$242,007	$143,550	TOTAL REVENUE	$719,783	$601,988

170,166	99,975	COST OF SALES	513,315	421,586

71,841	43,575	GROSS MARGIN	206,468	180,402

		OPERATING EXPENSES
58,450	77,057	Selling, general and administrative	182,936	200,434
2,774	374	Acquisition and integration costs	10,776	982
—	—	Asset impairments	1,262	—
2,586	933	Restructuring and other exit costs	14,460	4,278

63,810	78,364	TOTAL OPERATING EXPENSES	209,434	205,694

8,031	(34,789)	INCOME (LOSS) FROM OPERATIONS	(2,966)	(25,292)

		OTHER INCOME (EXPENSE)
(4,994)	(630)	Interest expense	(9,861)	(2,689)
—	(10)	Other income (expense)	65	39
(4,994)	(640)	Total other expense	(9,796)	(2,650)

3,037	(35,429)	INCOME (LOSS) BEFORE INCOME TAXES	(12,762)	(27,942)

(6,035)	(170)	Income tax (benefit) expense	(5,349)	534

$9,072	$(35,259)	NET INCOME (LOSS)	$(7,413)	$(28,476)

7,821	5,846	Average Number of Shares Outstanding - Basic	6,386	5,839
7,949	5,846	Average Number of Shares Outstanding - Diluted	6,386	5,839

$1.16	$(6.03)	BASIC INCOME (LOSS) PER SHARE	$(1.16)	$(4.88)
$1.14	$(6.03)	DILUTED INCOME (LOSS) PER SHARE	$(1.16)	$(4.88)

$—	$—	Dividends per share declared for the period	$—	$0.25

		MEMO:
$9,212	$5,141	Depreciation and amortization	$27,064	$22,007
$2,403	$40,824	Mark-to-market pension adjustment	$2,403	$40,824

		SEGMENT OPERATING RESULTS
		(In thousands)
		(Unaudited)
13 Weeks Ended	13 Weeks Ended		52 Weeks Ended	52 Weeks Ended
Dec 29, 2013	Dec 30, 2012		Dec 29, 2013	Dec 30, 2012
		REVENUE
$69,541	$52,535	Healthcare	$230,120	$215,883
172,466	91,015	Business Solutions	489,663	386,105
$242,007	$143,550	Total Revenue	$719,783	$601,988

		NET INCOME (LOSS) BEFORE TAXES
$7,058	$4,140	Healthcare	$13,026	$12,704
8,024	2,427	Business Solutions	10,400	8,077
(12,045)	(41,996)	Unallocated	(36,188)	(48,723)
$3,037	$(35,429)	Total Net Income (Loss) Before Taxes	$(12,762)	$(27,942)

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CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	Dec 29, 2013	Dec 30, 2012
ASSETS
Cash and cash equivalents	$2,342	$1,012
Accounts receivable	157,567	104,513
Inventories	61,939	44,281
Other current assets	14,508	9,248
Total current assets	236,356	159,054

Plant and equipment	93,003	58,923
Goodwill and intangible assets	133,444	13,389
Deferred taxes	9,306	22,765
Other assets	8,768	5,773
Total assets	$480,877	$259,904

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	$125,357	$74,832
Deferred compensation	3,169	3,498
Long-term debt	263,880	49,159
Pension benefit liability	192,779	252,665
Other long-term liabilities	6,989	6,610
Shareholders' deficit	(111,297)	(126,860)

Total liabilities and shareholders' deficit	$480,877	$259,904

CONSOLIDATED STATEMENTS OF CASHFLOWS
(In thousands)
(Unaudited)
	Y-T-D
	52 Weeks Ended	52 Weeks Ended
	Dec 29, 2013	Dec 30, 2012

Net loss plus non-cash items	$35,283	$42,694
Working capital	5,626	12,452
Restructuring payments	(8,136)	(8,567)
Contributions to qualified pension plan	(24,698)	(25,000)
Other	(1,596)	(3,063)
Net cash provided by operating activities	6,479	18,516

Additions to plant and equipment	(12,209)	(5,972)
Proceeds from sale of equipment	336	134
Acquisitions, net of cash received	4,694	—
Net cash used in investing activities	(7,179)	(5,838)

Net change in borrowings under revolving credit facility	7,730	(8,760)
Debt issuance costs	(2,357)	—
Principal payments on long-term debt	(2,611)	(2,483)
Dividends paid	—	(1,502)
Other	(564)	(613)
Net cash provided by (used in) financing activities	2,198	(13,358)

Effect of exchange rate	(168)	123

Net change in cash	$1,330	$(557)

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RECONCILIATION OF GAP TO NON-GAAP MEASURES
		(In thousands)
		(Unaudited)

13 Weeks Ended	13 Weeks Ended		52 Weeks Ended	52 Weeks Ended
Dec 29, 2013	Dec 30, 2012		Dec 29, 2013	Dec 30, 2012
$9,072	$(35,259)	GAAP Net Income (Loss)	$(7,413)	$(28,476)
		Adjustments:
(6,035)	(170)	Income taxes	(5,349)	534
4,994	630	Interest	9,861	2,689
9,212	5,141	Depreciation and amortization	27,064	22,007
$17,243	$(29,658)	EBITDA	$24,163	$(3,246)

		Adjustments:
2,586	933	Restructuring and impairment	15,722	4,278
2,774	374	Acquisition and integration costs	10,776	982
1,583	40,581	Pension expense	64	41,471
421	—	Fair value adjustments	1,813	—
682	701	Non-cash stock compensation	2,310	2,706
173	121	Other	278	612
$25,462	$13,052	Adjusted EBITDA	$55,126	$46,803

		GAAP Net Cash Flow	$1,330	$(557)
		Adjustments:
		Credit facility paid (borrowed)	(7,730)	8,760
		Non-GAAP Net Cash Flow	$(6,400)	$8,203